Exhibit 99.1

    Jacuzzi Brands Announces Second Quarter 2006 Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--May 11, 2006--Jacuzzi
Brands, Inc.:

    -- Plumbing Products Segment Operating Income Up 31% to $20.0 Million on 23% Rise in Net Sales

    -- Bath Products Segment Operating Income Increases 29% to $8.0 Million on 1.6% Decline in Net Sales

    Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced earnings for the second quarter ended April 1, 2006. Net sales and operating income for the second quarter of fiscal 2006 were $289.2 million and $21.6 million, respectively, compared to $301.0 million and $22.5 million, respectively, for the second quarter of fiscal 2005. Earnings per share from continuing operations were $7.1 million, or $0.09 per share, for the second quarter of fiscal 2006 compared to $8.6 million, or $0.11 per share, in the second quarter of fiscal 2005. Net earnings for the second quarter of fiscal 2006 were $4.1 million, or $0.05 per share, compared to $7.4 million, or $0.10 per share, in the second quarter of fiscal 2005.
    Results for the second quarter of fiscal 2005 included Rexair net sales and operating income of $27.6 million and $6.0 million, respectively. In the fiscal 2006 second quarter Rexair contributed $1.1 million in equity earnings as a result of Jacuzzi Brands' approximate 30% continuing ownership interest following the sale of Rexair in June 2005. Net proceeds of approximately $150 million from this sale contributed to the decline in net interest expense in the fiscal 2006 second quarter compared to the second quarter of the prior year. Also, included in the current year's second quarter results were losses from discontinued operations totaling $3.0 million, or $0.04 per share, versus losses from discontinued operations totaling $1.2 million, or $0.01 per share, in last year's second quarter.

                                  Net Sales         Operating Income
                                   for the              for the
                               3 Months Ended        3 Months Ended
                                  March 31,             March 31,
                               2006       2005       2006       2005
                               ----       ----       ----       ----
                                           (in millions)
Bath Products               $  188.2   $  191.3   $    8.0   $    6.2
Plumbing Products              101.0       82.1       20.0       15.3
Rexair                             -       27.6          -        6.0
Corporate & Other                  -          -       (6.4)      (5.0)
                            ---------  ---------  ---------  ---------
                            $  289.2   $  301.0   $   21.6   $   22.5
                            =========  =========  =========  =========

    Plumbing Products net sales increased 23.0% over the second quarter of fiscal 2005, offsetting a 1.6% decline in Bath Products net sales. Both segments generated a significant increase in operating income in the second quarter of fiscal 2006 compared to the prior year quarterly period. Consolidated net sales and operating income for the quarter were impacted by unfavorable currency exchange rate fluctuations of $5.8 million and $0.1 million, respectively.
    Earnings from continuing operations were $0.09 per share for the second quarter of fiscal 2006 compared to $0.11 per share in fiscal 2005. Adjusted earnings from continuing operations for the second quarter of 2006 were $0.09 per share versus $0.07 per share in the second quarter of 2005. In fiscal 2006 the adjustments to arrive at adjusted earnings from continuing operations included restructuring and other charges and foreign exchange losses related to a prior year transaction, which were effectively offset by a gain resulting from the reduction of an environmental reserve due to a favorable court ruling. The 2005 adjustments to arrive at adjusted earnings from continuing operations included restructuring charges, net non-operating asset gains, as well as a tax benefit on an audit settlement (see the table titled "Computation of Adjusted Earnings from Continuing Operations" included below for a detailed reconciliation to the adjusted balances and per share amounts.)
    The losses from discontinued operations include $1.6 million ($0.02 per share) related to the Company's investment in Spear & Jackson (the anticipated sale of which was announced on March 24, 2006), and $1.4 million ($0.02 per share) related to adjustments to reserves associated with other operations that were previously sold. The second quarter of 2005 includes a loss from discontinued operations of $1.2 million or $0.01 per share, which is largely related to the results of the Eljer operations prior to their disposal in June 2005.

Bath Products
                                 3 Months Ended      6 Months Ended
                               ------------------- -------------------
                               March 31, March 31, March 31, March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                            (in millions)
Net Sales                      $  188.2  $  191.3  $  362.4  $  372.2
Operating Income               $    8.0  $    6.2  $   13.9  $   10.8
Capital Expenditures           $    1.0  $    5.6  $    2.7  $    8.6
Depreciation & Amortization    $    4.4  $    3.7  $    8.6  $    7.2

    Sales in the Bath Products segment decreased 1.6% in the second quarter of fiscal 2006 from the same period in fiscal 2005, due primarily to $5.8 million in unfavorable currency exchange rate fluctuations. Spa sales increased as a result of improved pricing and mix despite continued softness in the U.S. spa market. Price increases throughout the segment helped mitigate higher raw material costs, primarily oil-based commodities, and offset the continued volume decline in the U.K. market that began in January 2005. Although the Company does not anticipate any significant recovery in the U.K. market during fiscal 2006, it expects to continue to generate sales growth in selected European markets.
    Operating income increased 29.0% to $8.0 million in the second quarter of fiscal 2006 from $6.2 million in the second quarter of fiscal 2005 due to continued cost reductions in the U.S. bath and spa businesses. The segment also benefited from favorable mix and higher product prices, which helped offset raw material increases and lower volume.
    Operating income in the Bath Products segment included restructuring and other charges of $1.6 million in the second quarter of fiscal 2006 and $0.7 million in the second quarter of fiscal 2005. Restructuring and other charges for the second quarter of 2006 largely consisted of $1.3 million related to the previously announced consolidation of the Bradford, U.K. plant. The Bradford charges included $0.6 million related to inventory write-downs and accelerated depreciation, recorded in cost of goods sold, and $0.7 million of severance and other cash expenses recorded as restructuring expenses. The remaining restructuring charges primarily related to other staffing and overhead reductions in the U.K. operations. The Company expects to record $1.1 million in accelerated depreciation in cost of goods sold and $1.1 million in cash restructuring charges over the remainder of fiscal 2006 related to the Bradford consolidation and other identified overhead reductions at its U.K. operations. The Company is continuing to review a number of further U.K. cost reduction initiatives. Fiscal 2005 restructuring charges were mainly associated with the consolidation of administrative functions into the Dallas, TX shared services center.
    Results in the second quarter of fiscal 2005 included a reduction in warranty costs of $2.2 million resulting from the favorable settlement of a dispute with the previous owners of the Sundance Spas business. The second quarter of 2005 also included severance costs of $0.7 million, as well as costs related to the opening of the Zhuhai, China Engineering and Sourcing Center of $0.5 million. Pro forma operating income (excluding restructuring and other charges mentioned above) increased to $9.6 million in the second quarter of fiscal 2006 from $5.9 million in the second quarter of fiscal 2005 (see table below for detailed reconciliation.)

                                 3 Months Ended      6 Months Ended
                               ------------------- -------------------
                               March 31, March 31, March 31, March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Bath Products Segment:                      (in millions)

Operating Income               $    8.0  $    6.2  $   13.9  $   10.8
Restructuring and Other Charges     1.6       0.7       3.0       2.2
Warranty Benefit                      -      (2.2)        -      (2.2)
Severance                             -       0.7         -       0.7
China Sourcing Center Start Up
 Costs                                -       0.5         -       0.8
                               --------- --------- --------- ---------
   Pro forma Operating Income  $    9.6  $    5.9  $   16.9  $   12.3
                               ========= ========= ========= =========

    % of Net Sales, as reported     4.3%      3.2%      3.8%      2.9%
    % of Net Sales, pro forma       5.1%      3.1%      4.7%      3.3%

Plumbing Products
                                 3 Months Ended      6 Months Ended
                               ------------------- -------------------
                               March 31, March 31, March 31, March 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
                                            (in millions)
Net Sales                      $  101.0  $   82.1  $  193.9  $  158.9
Operating Income               $   20.0  $   15.3  $   38.1  $   30.5
Capital Expenditures           $    1.2  $    1.3  $    2.5  $    2.2
Depreciation & Amortization    $    1.1  $    1.3  $    2.3  $    2.7

    Net sales in the Plumbing Products segment increased 23.0% to $101.0 million in the second quarter of fiscal 2006 compared to the same period last year. The higher sales were driven by sales of new products, market penetration and industry growth. In addition, price increases initiated in prior periods helped to offset the continued rise of raw material costs, primarily increases in metal and oil-based commodities. Net sales increased in the PEX product line largely due to the continued conversion from copper to PEX. Net sales at Wilkins and Commercial Brass increased primarily as a result of increased market penetration, new product innovation and reputation for outstanding customer service.
    Operating income for the second quarter of fiscal 2006 increased by 30.7% to $20.0 million from $15.3 million in the same period last year. The increase was principally due to strong sales volume.

    Corporate Expenses and Other

    Corporate expenses increased to $6.4 million in the second quarter of fiscal 2006 from $5.0 million in the same period last year as a result of reduced pension income due to a lower discount rate and increased pension costs ($0.7 million), as well as an increase in accrued incentives due to the Company's improved performance versus prior year.
    The decrease in interest expense ($1.7 million) and increase in interest income ($1.0 million) are the result of lower debt levels and higher cash and cash equivalents, resulting primarily from the proceeds generated by the sale of Rexair in June 2005.
    Other income of $1.0 million includes a $3.5 million gain as a result of a reduction of environmental reserves due to a favorable court ruling which more than offset foreign currency transaction losses of $1.6 million recorded in the current period related to a prior year transaction. Other expense in the second quarter of fiscal 2005 included a net gain on the sale of two non-operating assets of $1.1 million.
    The provision for income taxes in the second quarter of fiscal 2006 included a $1.1 million increase in tax reserves associated with foreign tax withholding and other changes in estimates. In the second quarter of fiscal 2005, the provision for income taxes included a $2.9 million tax benefit as a result of a favorable settlement of a Federal income tax audit.

Net Debt
                                                 March 31,  March 31,
                                                   2006       2005
                                                ----------  ----------
                                                    (in millions)
  Notes payable                                 $     9.9   $    20.2
  Current maturities of long-term debt                1.7        29.7
  Long-term debt                                    381.8       440.9
                                                ----------  ----------
Total debt                                          393.4       490.8

Less:
  Cash and cash equivalents                          74.1        26.2
  Restricted cash collateral accounts                12.7           -
                                                ----------  ----------
Net Debt                                        $   306.6   $   464.6
                                                ==========  ==========

    Total debt and net debt decreased by $97.4 million and $158.0 million, respectively, from March 31, 2005 primarily as a result of proceeds from the Rexair sale ($149.2 million).

    Free Cash Flow

    Free cash flow (cash flow used in operating activities of $30.4 million less cash provided by investing activities of $4.5 million) was a negative $25.9 million for the first half of fiscal 2006, primarily as a result of $25.3 million of cash invested in primary working capital (trade receivables, inventories and trade payables) in preparation for our peak selling season. The first half of 2006 also includes proceeds from the sale of non-operating assets of $11.0 million and cash used related to discontinued operations of $10.6 million.

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, stated "We are very pleased with our second quarter results which saw significant improvement in both our Bath and Plumbing divisions. Despite slightly lower sales, our Bath division improved its profitability through cost saving initiatives and new product introductions. Zurn Plumbing Products continues its outstanding record of increased sales and profits. We have entered our seasonally high period with optimism that we will continue to see positive results for the balance of fiscal 2006."
    The Company expects to report net earnings from continuing operations for fiscal 2006 of $0.50 to $0.52 per share. This guidance includes restructuring and other charges ($0.04 per share) and the foreign currency losses related to a prior year transaction ($0.01 per share) as well as gains on the recognition of deferred profit on the sale of real estate ($0.07 per share), the settlement of property taxes ($0.02 per share) and a favorable ruling on the remediation of a contaminated site ($0.02 per share). Excluding these amounts, net earnings from continuing operations for fiscal 2006 is expected to be in the range of $0.44 to $0.46 per share which is consistent with the Company's prior guidance. This guidance incorporates the $19.0 million of reduction in operating earnings from Rexair due to the majority sale of that business in 2005. This guidance does not include any other expenses that might be incurred in connection with additional measures that might be undertaken to restructure operations and further reduce the Company's cost structure. The guidance also assumes product prices will be able to be adjusted to offset any raw material price increases.

    Conference Call

    The Company will host a conference call on May 11, 2006 at 11:00 a.m. (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through June 9, 2006 by calling (402) 220-3015. The call will be webcast by Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com and institutional investors can access the call via Thomson StreetEvents, www.streetevents.com, a password-protected event management site, through June 9, 2006.

    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ZURN(R) and ASTRACAST(R). Learn more at www.jacuzzibrands.com.
    Jacuzzi Brands, Inc. operates on a 52- or 53-week fiscal year ending on the Saturday nearest to September 30. The periods presented in this press release ended the Saturday nearest March 31 or September 30 of the respective year, but are presented as of March 31 or September 30 for convenience.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2006 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow are non-GAAP financial measures, which exclude certain charges and have material limitations. Items excluded from earnings from continuing operations to arrive at adjusted earnings from continuing operations include restructuring and other charges, net of tax, and the other items set forth in the reconciliation attached to this release. Pro forma operating income for the Bath Products segment excludes restructuring and other items set forth in the reconciliation included in this release. Net debt excludes cash, cash equivalents and restricted cash collateral accounts from total debt. Free cash flow includes net cash provided by operations less capital spending, net of asset sales. Adjusted earnings from continuing operations and related per share information, pro forma operating income for the Bath Products segment, net debt and free cash flow, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings from continuing operations, pro forma operating income for the Bath Products segment, net debt and free cash flow have material limitations, and should not be considered measures of financial condition or performance in isolation or as an alternative to earnings from continuing operations, operating income, cash flow from operations, net earnings, earnings per share from continuing operations or total debt as reported in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings from continuing operations, operating income, cash flow from operations, earnings per share from continuing operations or total debt are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
             Condensed Consolidated Statements of Earnings
                 (in millions, except per share data)
                              (Unaudited)

                        Three Months Ended       Six Months Ended
                      ----------------------- -----------------------
                       March 31,   March 31,   March 31,   March 31,
                         2006        2005        2006        2005
                      ----------- ----------- ----------- -----------
                                 (Restated)(1)           (Restated)(1)

Net sales             $    289.2  $    301.0  $    556.3  $    582.5
Operating costs and
 expenses:
Cost of products
 sold (2)                  198.4       206.9       383.3       397.7
Selling, general and
 administrative
 expenses                   68.2        70.9       127.7       139.3
Restructuring charges        1.0         0.7         2.6         2.2
                      ----------- ----------- ----------- -----------

Operating income            21.6        22.5        42.7        43.3

Interest expense           (10.7)      (12.4)      (21.0)      (24.5)
Interest income              1.2         0.2         2.6         1.2
Rexair equity earnings       1.1           -         1.7           -
Other income
 (expense), net              1.0        (0.7)        9.1           -
                      ----------- ----------- ----------- -----------

Earnings before income
 taxes                      14.2         9.6        35.1        20.0
Provision for income
 taxes                      (7.1)       (1.0)      (15.9)       (4.8)
                      ----------- ----------- ----------- -----------

Earnings from
 continuing operations       7.1         8.6        19.2        15.2
                      ----------- ----------- ----------- -----------

Loss from discontinued
 operations, net of
 tax (provision)/
 benefit of ($0.3),
 $0.4, $0.0 and $1.0,
 respectively               (1.6)       (0.9)       (2.2)       (2.0)
Loss from disposal of
 discontinued
 operations, net of tax
 benefit of $0.9, $0.2,
 $1.4, and $0.2,
 respectively               (1.4)       (0.3)       (2.2)       (0.3)
                      ----------- ----------- ----------- -----------

Net earnings          $      4.1  $      7.4  $     14.8  $     12.9
                      =========== =========== =========== ===========

Basic earnings (loss)
 per share:
Continuing operations $     0.09  $     0.11  $     0.25  $     0.20
Discontinued
 operations                (0.04)      (0.01)      (0.06)      (0.03)
                      ----------- ----------- ----------- -----------
                      $     0.05  $     0.10  $     0.19  $     0.17
                      =========== =========== =========== ===========
Diluted earnings
 (loss) per share:
Continuing operations $     0.09  $     0.11  $     0.25  $     0.20
Discontinued
 operations                (0.04)      (0.01)      (0.06)      (0.03)
                      ----------- ----------- ----------- -----------
                      $     0.05  $     0.10  $     0.19  $     0.17
                      =========== =========== =========== ===========


(1) Net earnings was restated to reflect the change in accounting for our investment in Spear & Jackson as a result of the increase in our ownership percentage. Net income for both the three and six months ended March 31, 2005 increased by $0.1 million.

(2) The three and six months ended March 31, 2006 includes inventory write-downs and accelerated depreciation of $0.6 million associated with the consolidation of the Bradford, U.K. plant.


                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                             March 31,   September 30,
                                               2006          2005
                                           ------------- -------------
                                            (Unaudited)
                                ASSETS
Current assets:
Cash and cash
 equivalents                               $       74.1  $      110.2
Trade receivables,
 net                                              193.7         200.5
Inventories                                       189.2         165.0
Deferred income taxes                              27.8          27.9
Assets held for sale                               69.1          69.7
Other current assets                               18.9          22.6
                                           ------------- -------------

Total current assets                              572.8         595.9

Restricted cash
 collateral accounts                               12.7          12.4
Property, plant and
 equipment, net                                    98.1         103.7
Goodwill                                          227.4         228.2
Insurance for
 asbestos claims                                  153.0         153.0
Pension assets                                    149.2         147.8
Other non-current
 assets                                            49.4          48.5
                                           ------------- -------------
TOTAL ASSETS                               $    1,262.6  $    1,289.5
                                           ============= =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable                              $        9.9  $       22.0
Current maturities of
 long-term debt                                     1.7           1.5
Trade accounts
 payable                                          100.1         105.7
Income taxes payable                               28.7          24.7
Liabilities
 associated with
 assets held for sale                              69.9          66.9
Accrued expenses and
 other current
 liabilities                                       93.1         114.4
                                           ------------- -------------

Total current
 liabilities                                      303.4         335.2

Long-term debt                                    381.8         383.5
Deferred income taxes                               4.9           5.6
Asbestos claims                                   153.0         153.0
Other non-current
 liabilities                                      116.0         127.0
                                           ------------- -------------

Total liabilities                                 959.1       1,004.3

Commitments and
 contingencies
Stockholders' equity                              303.5         285.2
                                           ------------- -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY $    1,262.6  $    1,289.5
                                           ============= =============


                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)


                       Bath    Plumbing         Corporate Consolidated
                     Products  Products  Rexair  and Other     Total
                     --------  --------  ------  --------- -----------
Net Sales
 Second
 Quarter      2006  $  188.2  $  101.0  $      -  $      -  $   289.2
              2005     191.3      82.1      27.6         -      301.0
 Year to
 Date         2006  $  362.4  $  193.9  $      -  $      -  $   556.3
              2005     372.2     158.9      51.4         -      582.5
----------------------------------------------------------------------
Total Operating Income (Loss)
 Second
 Quarter      2006  $    8.0  $   20.0  $      -  $   (6.4) $    21.6
              2005       6.2      15.3       6.0      (5.0)      22.5
 Year to
 Date         2006  $   13.9  $   38.1  $      -  $   (9.3) $    42.7
              2005      10.8      30.5      12.5     (10.5)      43.3
----------------------------------------------------------------------
Capital Expenditures
 Second
 Quarter      2006  $    1.0  $    1.2  $      -  $      -  $     2.2
              2005       5.6       1.3       0.1       0.1        7.1
 Year to
 Date         2006  $    2.7  $    2.5  $      -  $      -  $     5.2
              2005       8.6       2.2       0.2       0.2       11.2
----------------------------------------------------------------------
Depreciation and Amortization
 Second
 Quarter      2006  $    4.4  $    1.1  $      -  $    0.6  $     6.1
              2005       3.7       1.3       0.8       1.0        6.8
 Year to
 Date         2006  $    8.6  $    2.3  $      -  $    0.9  $    11.8
              2005       7.2       2.7       1.6       1.9       13.4
----------------------------------------------------------------------
Restructuring and Other Charges Included In Operating Income (Loss)(1)
 Second
 Quarter      2006  $    1.6  $      -  $      -  $      -  $     1.6
              2005       0.7         -         -         -        0.7
 Year to
 Date         2006  $    3.0  $      -  $      -  $    0.2        3.2
              2005       2.2         -         -         -        2.2
----------------------------------------------------------------------

(1) The second quarter and year to date periods of fiscal 2006 includes $0.6 million of inventory write-downs and accelerated depreciation included in cost of goods sold associated with the Bradford, U.K. consolidation.


                         Jacuzzi Brands, Inc.
      Computation of Adjusted Earnings from Continuing Operations
                 (in millions, except per share data)


                            Three Months Ended     Six Months Ended
                              March 31, 2006        March 31, 2006
                           --------------------- ---------------------
                                $        EPS          $        EPS
                           ---------- ---------- ---------- ----------
Earnings from continuing
 operations (1)            $     7.1  $    0.09  $    19.2  $    0.25

    Restructuring and other
     charges, net of tax         1.0       0.01        1.9       0.02
                           ---------- ---------- ---------- ----------

                                 8.1       0.10       21.1       0.27

    Gain from ruling on
     environmental site,
     net of tax                 (2.0)     (0.02)      (2.0)     (0.02)

    Foreign currency loss,
     net of tax                  0.9       0.01        0.9       0.01

    Gain from the
     settlement of a
     property tax
     liability, net of tax         -          -       (1.3)     (0.02)

    Recognition of deferred
     profit on the sale of
     real estate, net of
     tax                           -          -       (5.3)     (0.07)

                           ---------- ---------- ---------- ----------

Adjusted earnings from
 continuing operations     $     7.0  $    0.09  $    13.4  $    0.17
                           ========== ========== ========== ==========


                            Three Months Ended     Six Months Ended
                              March 31, 2005        March 31, 2005
                           --------------------- ---------------------
                                $        EPS          $        EPS
                           ---------- ---------- ---------- ----------
Earnings from continuing
 operations (2)            $     8.6  $    0.11  $    15.2  $    0.20

     Restructuring charges,
      net of tax                 0.4       0.01        1.3       0.02
                           ---------- ---------- ---------- ----------

                                 9.0       0.12       16.5       0.22

     Net non-operating asset
      gains, net of tax         (0.7)     (0.01)      (0.7)     (0.01)

     Tax benefit on audit
      settlement                (2.9)     (0.04)      (2.9)     (0.04)

                           ---------- ---------- ---------- ----------
Adjusted earnings from
 continuing operations     $     5.4  $    0.07  $    12.9  $    0.17
                           ========== ========== ========== ==========


(1) Earnings from continuing operations include Rexair equity earnings of $0.01 per share in both the three months and six months ended March 31, 2006. Earnings from continuing operations also include additional interest income and reduced interest expense attributable to funds received from the Rexair sale estimated to be $0.02 per share and $0.03 per share for the three and six months ended March 31, 2006, respectively.

(2) Earnings from continuing operations for the three and six months ended March 31, 2005 includes Rexair operating income, net of tax of $0.05 per share and $0.10 per share, respectively.

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561-514-3850
             VP - Investor Relations
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212-836-9608